Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES C CONVERTIBLE PERPETUAL PREFERRED STOCK OF

QXO, INC.

PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW

QXO, Inc. (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: The Corporation’s Certificate of Designations, Preferences and Rights of Series C Convertible Perpetual Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on April 1, 2026.

SECOND: The Board of Directors of the Corporation, acting pursuant to Section 141 of the DGCL, duly adopted resolutions to amend the Certificate of Designations as follows:

The first sentence of Section 1.1 of the Certificate of Designations shall be amended and restated in its entirety as follows:

“There shall be a series of Preferred Stock that shall be designated as “Series C Convertible Perpetual Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 300,000 with an initial Stated Value of $10,000.00 per Share.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 1st day of July, 2026.

QXO, INC.

By:	/s/ Christopher Signorello
	Name:	Christopher Signorello
	Title:	Chief Legal Officer

[Signature Page to Certificate of Amendment]